Exhibit 10.3

Methode Electronics, Inc.

8750 West Bryn Mawr Avenue, Suite 1000

Chicago, Illinois 60131

April 8, 2024

Dear Avi:

By this letter (this “Offer Letter Amendment”), we agree to amend and restate certain terms of your Offer Letter dated as of December 18, 2023 (the “Offer Letter”).

The provision in the Offer Letter regarding Relocation is amended and restated to be as follows:

Relocation: You will be eligible for assistance with reasonable relocation expenses including moving of household goods/personal effects, fees associated with the acquisition of your primary residence and a $10,000 allowance to cover miscellaneous expenses. Temporary housing will be covered for a period of up to nine (9) months. In the event that you are required to re-pay your relocation allowance from your current employer, the Company will reimburse you up to a gross amount of $400,000. If you terminate your employment or are terminated for Cause prior to the two-year anniversary of your start date, you will be required to repay all relocation-related benefits set forth in the preceding two sentences within 30 days of the date your employment terminates and agree to do so by your signature on this letter.

Except as modified by this Offer Letter Amendment, the Offer Letter shall remain in full force and effect.

Please sign, date and return a copy of this Offer Letter Amendment to Ms. Andrea Barry at the Company, and retain a copy of each for your records.

Sincerely,

METHODE ELECTRONICS, INC.

By: /s/ Walter J. Aspatore

Walter J. Aspatore
Chairman of The Board

ACKNOWLEDGMENT AND AGREEMENT

I have read and agree to the above terms and conditions.

/s/ Avinash Avula

Avinash Avula

Date: April 8, 2024